DEAN HELLER
Secretary of State	Certificate of	Filed # C6310-98
202 North Carson Street	Amendment	January 16, 2004
Carson City, Nevada 89701-4201	PURSUANT TO NRS 78.385 and
78.390

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock

1. Name of corporation:

Expertise Technology Innovation, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article 4: The Capital Stock shall consist of 100,000,000 shares of common stock,
$.001 par value; and 5,000,000 shares of preferred stock, $.001 par value with such powers, designations, preferences, rights and qualifications, limitations or restrictions as may be decided ny the Company's board of directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 51% plus .

4. Signatures (Required):

\S\ Paul Lanham
Paul Lanham, Secretary/President